Exhibit 99.1

UNIFI®, Makers of REPREVE®, Announces the Sale of Manufacturing Facility

Proceeds allocated to reduce debt, strengthen balance sheet, and enhance future financial performance

GREENSBORO, N.C., May 21, 2025 – Unifi, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), the makers of REPREVE® and one of the world’s leading innovators in recycled and synthetic yarns, today announced the closing of the sale of its manufacturing facility in Madison, North Carolina to a third-party buyer.

Transaction Highlights:

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Transaction valued at $45.0 million, with $25.0 million of net proceeds used to reduce the existing term loan and $18.3 million of net proceeds used to reduce outstanding revolving loans. Accordingly, on May 20, 2025, the term loan balance was reduced to $67.0 million and the revolving loan balance was reduced to $5.6 million, thereby reducing debt principal by approximately $43.3 million.

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With the facility closing driving higher expected utilization and more efficient operations in the Americas segment, UNIFI expects to realize over $20.0 million in estimated annualized operating cost savings once all transition and restructuring activities are completed.

“The sale of our Madison facility, and related exit of yarn manufacturing at that site, marks a significant step in transitioning our Americas business to improved profitability. As a result of this transaction, we paid down a meaningful portion of our existing debt and enhanced our overall financial position,” said Eddie Ingle, Chief Executive Officer of UNIFI, Inc. “Beyond the improvement to the balance sheet, the relocation of the production capacity from the Madison facility to other locations in North and Central America will dramatically optimize our business and make UNIFI a leaner organization.”

About UNIFI

UNIFI, Inc. (NYSE: UFI) is a global leader in fiber science and sustainable synthetic textiles. Using proprietary recycling technology, UNIFI is a pioneer in scaling the transformation of post-industrial and post-consumer waste into sustainable products. Through REPREVE®, the world’s leading brand of traceable, recycled fiber and resin, UNIFI is changing the way industries think about the materials they use – and reuse. A vertically-integrated manufacturer, the company has direct operations in the United States, Colombia, El Salvador, and Brazil and sales offices all over the world. UNIFI envisions a future where circular and sustainable solutions are the only choice. For more information about UNIFI, visit www.UNIFI.com.

Contact information:

Josh Carroll or Blaine McNulty

Alpha IR Group

312-445-2870

UFI@alpha-ir.com